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                                                                   Exhibit 10.19

                          Strategic Alliance Agreement


This agreement is made and entered into this 30th day of June, 1997 by and between enVision Sciences, Inc., a corporation organized under the laws of the State of Georgia, (hereinafter "enVision"), and Premier Research Worldwide, Ltd., (hereinafter referred to as "Premier"), a corporation organized under the laws of the State of Delaware.

Whereas, enVision is a scientific communication company which has expertise in the writing, design and publishing of large documents used in the pharmaceutical industry as well as presentation of these documents in a paper or electronic format for the Food and Drug Administration (FDA) that is easily reviewed; and

Whereas, Premier is a contract research organization with expertise in the design, conduct, and management of clinical trials as well as management and presentation of scientific data to the FDA in a format that is easily reviewed; and

Whereas, Premier has expertise in sales and marketing to industries regulated by the FDA; and

Whereas, the parties desire to enter into a business relationship which will:
    1. Enable Premier to offer a range of services that is significantly different from those offered by other contract research organizations
    2.  Increase the sales volumes of both enVision and Premier
    3. Enable Premier and enVision to establish a leading role in the provision of electronic submissions to FDA

Now Therefore, the parties mutually agree to enter into a strategic alliance under the following terms and conditions:

1) Duties of enVision
    enVision agrees to serve as a Subcontractor to Premier. In this capacity, enVision will provide the following services to Premier:
    1.  Consulting;
    2. Technical writing including, but not limited to, the preparation of investigator brochures, protocols, study reports and summaries;
    3. Document design including the design of investigator brochures, protocols, study reports, and summaries, and the design of composite documents such as submissions to the FDA;
    4.  Document publishing on the client's media of choice (e.g. paper, CD)
    5.  Production of paper and electronic submissions


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2) Duties of Premier

    Premier agrees to use its best efforts to promote the services of enVision by:
    1. Developing promotional materials integrating the services of enVision with the services of Premier;
    2. Integrate the promotion of the services of enVision with the promotion of services offered by Premier.

3) Obligations of the Parties

    enVision and Premier agree to jointly:
    1. Develop an interface that will permit a reviewer to move from a document to the supporting data;
    2.  Support each other in the promotional efforts;
    3. Develop a joint strategy for promotion of services to the pharmaceutical and device industries;
    4.  Utilize each other as Preferred Vendors for services.

4) Compensation

    enVision will be compensated for its Subcontractor Services directly from Premier. enVision will establish a fee for a given project and Premier will add its mark-up to this fee. Premier will administer the contracts and pay enVision on an agreed upon schedule which the parties shall agree to in writing prior to the commencement of each project.

5) Confidentiality

    "Confidential information" shall mean any and all technical and non-technical information, documents and materials related to client projects of either party and products, services and business of each of the parties. Premier and enVision agree to maintain in strict confidence and not to disclose or disseminate, or to use for any purposes other than performance of the projects, the Confidential Information disclosed. The obligation of non-disclosure shall not apply to the following:
        a) Information at or after such time that is publicly available through no fault of either party
        b) Information at or after such time that is disclosed to either party by a third party entitled to disclose such information
        c) Information which is required by law to be disclosed to federal, state or local authorities.


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6) Term of Confidentiality

    For a period of five (5) years after termination of this Agreement, the parties shall treat as confidential all information and take every reasonable precaution and use all reasonable efforts to prevent the unauthorized disclosure of the same. The parties agree to take all steps necessary and appropriate to ensure that their employees, agents, and/or assistants treat all information as confidential and to ensure that such employees, agents, and/or assistants are familiar with and abide by the terms of this Agreement.

7) Term

    The term of this Agreement is twelve (12) months from the date hereof, and will be automatically renewed for one (1) additional twelve month period unless either party shall notify the other in writing of its intention not to renew. Such notice must be given ninety (90) days prior to expiration of the original term. This Agreement may also be terminated by either party upon ninety (90) days written notice.

8) Notices

    Any notices required under this Agreement shall be delivered to:

        enVision Sciences, Inc.
        3646 Sope Creek Farm
        Marietta, GA 30067

        Premier Research World Wide, Inc.
        124 South 15th Street
        Philadelphia, PA 19102-3010

9) Governing Law

    This Agreement is entered into in the State of Pennsylvania and shall be interpreted according to the laws of the State of Pennsylvania.

10) Indemnification

    Premier shall indemnify enVision, its directors, officers and employees, for any and all damages, costs, expenses, and other liabilities, including reasonable attorney's fees and court costs incurred in connection with any third-party claim, action or proceeding arising from the negligence or intentional misconduct of Premier or breach of Premier of any of its obligations under this Agreement.

    enVision shall indemnify Premier, its directors, officers and employees, for any and all damages, costs, expenses, and other liabilities, including reasonable


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    attorney's fees and court costs, incurred in connection with any third-party claim, action or proceeding arising from the negligence or intentional misconduct of enVision or breach of enVision of any of its obligations under this Agreement.

11) Modifications

    No changes or modifications of this Agreement or any of its terms shall be deemed effective unless in writing and executed by the parties hereto.

12) Assignment

    This Agreement shall not be assignable by either party without the prior written consent of the other party.

13) Entire Agreement

    This Agreement represents the complete and entire understanding between the parties regarding the subject matter hereof and supersedes all prior negotiations, representations, or agreements, either written or oral, regarding this subject matter.

This Agreement shall not be considered accepted, approved or otherwise effective until signed by the appropriate parties.

    enVision Sciences, Inc.                  Premier Research World Wide, Inc.

    By:    /s/ Andrew L. Finn                By:   /s/ Joel Morganroth
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         Andrew L. Finn, PharmD                    Joel Morganroth, MD
       -----------------------------            --------------------------------
              Name                                     Name

         Chief Executive Officer                       President
       -----------------------------            --------------------------------
              Title                                    Title

            26 June 1997                              30 June 1997
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                Date                                     Date